Exhibit 99.1

News Release

www.nortel.com

FOR IMMEDIATE RELEASE		March 2, 2009

For more information:

Media	Media	Investors
Jay Barta	Mohammed Nakhooda	(888) 901-7286
(972) 685-2381	(905) 863-7407	(905) 863-6049
jbarta@nortel.com	mohammna@nortel.com	investor@nortel.com

Nortel Reports Financial Results for the Fourth Quarter and Full Year 2008

•	Revenues in fourth quarter of $2.72 billion, decreased 15 percent compared to 2007
•	Non-cash charges of $2.19 billion reducing goodwill and deferred tax assets, reflected in a net loss in fourth quarter of $2.13 billion
•	Management Operating Margin(a) of 11 percent in fourth quarter, up 335 bps from the prior year, and full year of 5.4 percent, up 170 bps, from the prior year and the highest since 2000
•	Operating expenses in the fourth quarter were down 30 percent from the prior year and down 10 percent sequentially
•	Cash balance, as at December 31, 2008, of $2.40 billion
•	On January 14, 2009, Nortel Networks Corporation and certain of its Canadian, U.S. and EMEA subsidiaries filed for creditor protection in Canada, the U.S. and the U.K.
•	Pavi Binning, CFO, appointed as Chief Restructuring Officer

TORONTO—Nortel* Networks Corporation [TSX: NT | OTC: NRTLQ] announced its results for the fourth quarter and full year of 2008. Results were prepared in accordance with United States generally accepted accounting principles (GAAP) in U.S. dollars.

“The fourth quarter revenues decreased 15 percent as the market continued to deteriorate and customers either reduced or deferred spending. However, strong operating performance focused on customers, costs and cash resulted in meeting or exceeding guidance for management operating margin and cash. The management operating margin was the highest since 2000, key customer performance and quality metrics were also at multi-year highs, and our fourth quarter operating expenses were down 30 percent from the prior year,” said Nortel president and chief executive officer Mike Zafirovski. “As Nortel continues to work through a complex global restructuring of its business, our focus remains firmly on maintaining high customer service levels for on time delivery, network stability and responsiveness. In parallel, appropriate investments continue to be made in order to deliver the R&D and technology leadership that our customers require.”

“At every level, our employees are working hard in an extremely difficult environment to deliver on our customer commitments and drive our business forward,” said Zafirovski. “Work is taking place across Nortel to develop a comprehensive plan to restructure Nortel into a more focused, leaner and more competitive company.”

Nortel also announced the appointment of Pavi Binning as Chief Restructuring Officer of the Company and Nortel Networks Limited (NNL), a position he will hold in addition to his existing duties as Chief Financial Officer, reporting to president and CEO Mike Zafirovski.

Financial Summary

•	Revenues in fourth quarter of $2.72 billion, decreased 15 percent, and full year revenues of $10.42 billion, decreased by 5 percent, compared to 2007.
•	Deferred revenue balances decreased by $323 million in the fourth quarter of 2008 and decreased by $1,115 million in the full year 2008.
•

Gross margin (GM) in fourth quarter of 40.4 percent decreased 324 basis points, and full year GM of 41.1 percent decreased 103 basis points, compared to the prior year periods. The fourth quarter of 2008 included an incremental charge to increase inventory provisions of approximately $169 million, which negatively impacted fourth quarter GM by 621 basis points and full year GM by 162 basis points.

•

Management Operating Margin (MOM)(a) in the fourth quarter of 11 percent, an increase of 335 basis points and full year MOM of 5.4 percent an increase of 170 basis points, compared to 2007. The improvements in MOM were driven by reductions in operating expenses, direct materials and labour productivity improvements, partially off-set by the incremental inventory provision charge of $169 million.

•

Net loss in the fourth quarter of $2,135 million, or $4.28 per common share on a basic and diluted basis. The net loss included a non-cash write-down of goodwill of $1,237 million and a non-cash charge of $951 million in the fourth quarter to increase the valuation allowance against deferred tax assets. A net loss of $5,799 million for the full year 2008, or $11.64 per common share on a basic and diluted basis, which included a non-cash charge of $3,020 million to increase the valuation allowance against deferred tax assets and a write-down of goodwill of $2,379 million.

•

Cash balance, as at December 31, 2008 was $2.40 billion, with an outflow of cash from operations in the fourth quarter of $89 million. Full-year Cash Flow from Operations was an outflow of $567 million.

Business Highlights

Beginning with the first quarter of 2009, Nortel will report financial results under a new operating model with four business units; Carrier Networks, Enterprise Solutions, Metro Ethernet and the LG-Nortel joint venture. Each of the segments will include the associated financial results formerly reported in the Global Services group.

Service Provider Highlights

•	40G optical momentum continued with announcement that Telus will deploy Nortel’s 40G Optical solution, allowing them to carry more traffic over existing fiber-optic network.
•

South Korea’s second-largest broadband provider, SK Broadband, boosted its network capacity with a 40G optical solution from LG-Nortel that will help it meet rapidly increasing demand for high-bandwidth services like IPTV and HD videoconferencing.

•

Nortel was named as the Optical Network Vendor of the Year by Telecom Asia Readers’ Choice Awards, recognizing decades of experience in building and deploying next-generation optical solutions, coupled with ongoing technology leadership.

•

Demonstrated continued performance of its CDMA business by being been selected by China Telecommunications Corporation (CTC) as a key vendor in the evolution of its CDMA network in seven provinces. CTC is one of China’s largest state-owned mobile network operators.

•	Continued market leadership in GSM-R, logging wins with rail operators in Algeria, Lithuania and Spain.

Enterprise Highlights

•	Verizon Business selected Nortel to help deliver a new managed telepresence offering that allows organizations to collaborate over IP networks.
•

Bharti Airtel, India’s leading integrated telecom services provider, and Nortel announced an enhanced managed services agreement under which Nortel will continue to provide its contact centre technology solution.

•	Ringier AG, Switzerland’s largest publishing house deployed a unified communications solution built on fully-integrated technologies from Nortel and Microsoft.

•

Just months after announcing its incubation efforts to develop web.alive, a new virtual world business application, Nortel announced that Lenovo, one of the world’s largest manufacturers of personal computers, is using the application in a new online virtual store as a way to give consumers an exciting new avenue for e-commerce.

Revenue

Revenue was $2.72 billion for the fourth quarter of 2008 compared to $3.20 billion for the fourth quarter of 2007 and $2.32 billion for the third quarter of 2008.

Revenue

	Q4 2008	YoY	QoQ
Carrier Networks	$1,234	(8%)	50%
Enterprise Solutions	535	(30%)	(13%)
Global Services	530	(12%)	5%
Metro Ethernet Networks	371	(14%)	17%
Other	52	(7%)	(9%)

Total	$2,722	(15%)	17%

Carrier Networks (CN) revenue in the fourth quarter of 2008 was $1,234 million, a decrease of 8 percent compared with the year-ago quarter and an increase of 50 percent sequentially. Compared to the year ago quarter, CN revenue were impacted by reduced customer spending, decreasing across all businesses, and by the unfavourable effects of foreign exchange. Compared to the previous quarter, results were favourably impacted by the completion of customer contract obligations resulting in the recognition of previously deferred revenues.

Enterprise Solutions (ES) revenue in the fourth quarter of 2008 was $535 million, a decrease of 30 percent compared with the year-ago quarter and a decrease of 13 percent sequentially. Compared to the year ago quarter, ES revenues were negatively impacted by lower volumes in all businesses and geographies and unfavourable effects of foreign exchange.

Global Services (GS) revenue in the fourth quarter of 2008 was $530 million, a decrease of 12 percent compared with the year-ago quarter and an increase of 5 percent sequentially. The fourth quarter declined primarily due to lower associated sales volumes in other business segments and unfavourable effects of foreign exchange.

Metro Ethernet Networks (MEN) revenue in the fourth quarter of 2008 was $371 million, a decrease of 14 percent compared with the year-ago quarter and an increase of 17 percent sequentially. The year-over-year decrease in revenue was primarily due to reduced customer spending and unfavourable effects of foreign exchange, partially off-set by continued momentum in next-generation optical sales.

Orders

Orders were $2.64 billion for the fourth quarter of 2008 compared to $3.24 billion for the fourth quarter of 2007 and $2.02 billion for the third quarter of 2008. Compared to the fourth quarter of 2007, orders were primarily impacted by lower wireless orders globally and lower ES orders. Book to bill in the fourth quarter was 0.97.

Deferred Revenue

Deferred revenue balances decreased by $323 million during the fourth quarter of 2008 compared to a decrease of $204 million in the fourth quarter of 2007. For the full year of 2008, deferred revenue decreased by $1,115 million compared to a decrease of $289 million in 2007.

Gross margin

Gross margin was 40.4 percent of revenue in the fourth quarter of 2008. This compared to gross margin of 43.7 percent for the fourth quarter of 2007 and 39.2 percent for the third quarter of 2008. Compared to the fourth quarter of 2007, the fourth quarter of 2008 included an incremental charge to increase inventory provisions of approximately $169 million, which negatively impacted fourth quarter GM by 621 basis points and full year GM by 162 basis points.

Operating Expenses

Operating Expenses

	Q4 2008	YoY	QoQ
SG&A	$467	31%	9%
R&D	$335	29%	11%

Total	$802	30%	10%

Operating expenses were $802 million in the fourth quarter of 2008, compared to $1,153 million for the fourth quarter of 2007 and $891 million for the third quarter of 2008.

Selling, general and administrative (SG&A) expenses were $467 million in the fourth quarter of 2008, compared to $678 million for the fourth quarter of 2007, and $514 million for the third quarter of 2008. Compared to the fourth quarter of 2007, SG&A was favourably impacted primarily by cost savings from previously announced restructuring activities and lower employee-related costs.

Research and development (R&D) expenses were $335 million in the fourth quarter of 2008, compared to $475 million for the fourth quarter of 2007 and $377 million for the third quarter of 2008. Compared to the fourth quarter of 2007, R&D was primarily impacted by cost savings from previously announced restructuring activities and lower employee-related costs.

Management Operating Margin (a)

Management operating margin was 11 percent in the fourth quarter of 2008, compared to 7.6 percent for the fourth quarter of 2007 and 0.7 percent for the third quarter of 2008. Fourth quarter of 2008 management operating margin was primarily impacted by improvements in operating expenses.

Other

Special charges in the fourth quarter of 2008 of $97 million related to costs associated with our 2009 and prior restructuring plans.

Other income (expense) – net was a net expense of $43 million for the fourth quarter of 2008, compared to income of $48 million in the fourth quarter of 2007 and an expense of $21 million in the third quarter of 2008. Other income included a foreign exchange loss of $46 million and a gain of $1 million due to a market value adjustment on an interest rate swap.

Minority interest was an income of $2 million in the fourth quarter of 2008, compared to an expense of $39 million for the fourth quarter of 2007 and an expense of $21 million for the third quarter of 2008. Minority interest expense was lower, primarily due to the Company’s decision to suspend the declaration of dividends on its preferred shares and net losses by the Company’s joint ventures.

Interest expense was $85 million in the fourth quarter of 2008, compared to $80 million for the fourth quarter of 2007 and $81 million for the third quarter of 2008.

Income tax expense was $967 million in the fourth quarter of 2008, compared to an expense of $1,040 million for the fourth quarter of 2007 and an expense of $2,129 million for the third quarter of 2008. The tax expense in the fourth quarter of 2008 included an increase to the valuation allowance against the deferred tax assets due to the uncertainties resulting from the global economic downturn and the Company’s creditor protection proceedings. The increase was due to the establishment of a full valuation allowance against the Company’s deferred tax assets in all jurisdictions, other than those in joint venture operations in Korea and Turkey, reducing consolidated net deferred tax assets to $32 million.

Earnings

The Company reported a net loss in the fourth quarter of 2008 of $2,135 million, or $4.28 per common share on a basic and diluted basis, compared to net loss of $844 million, or $1.70 per common share on a basic and diluted basis, in the fourth quarter of 2007 and a net loss of $3,413 million, or $6.85 per common share on a diluted basis, in the third quarter of 2008.

Significant Impact Items and Tax Impact

(US$ millions, except EPS)

	Q4 2008	Q4 2007	Q3 2008

GAAP – Net Earnings / (Loss)	($2,135)	($844)	($3,413)
GAAP – EPS	($4.28)	($1.70)	($6.85)

Amortization of Intangibles	$12	$13	$11
Special Charges – Restructuring	$97	$38	$50
Loss (Gain) on Sale of Assets	($1)	($23)	($6)
Other Operating Expenses:
Patent Litigation	—	$5	—
Other Income:
Currency Exchange Loss (Gain)	$46	($40)	$7
Interest Rate Swap Adjustment	($1)	($14)	($2)
M&A Related Costs		—	$9
(Gain) on Sale of Investment		—	($7)
Investment Impairment on Money Market Fund		—	$11
Deferred Tax Asset Write-down	$951	$1,064	$2,069
Goodwill Write-Down	$1,237	—	$1,142
Total Tax Impact of above items	($27)	($6)	($20)

Adjusted – Net Earnings / (Loss) (b)	$179	$193	($149)
Adjusted – EPS (b)	$0.36	$0.39	($0.30)

The net loss in the fourth quarter of 2008 of $2,135 million included a non-cash write-down of goodwill of $1,237 million, a reduction of the deferred tax asset of $951 million, special charges of $97 million for restructurings and a loss of $46 million due to the unfavourable effects of changes in foreign exchange rates. The net loss in the fourth quarter of 2007 of $844 million included a reduction of the deferred tax asset of $1,064 million, a gain of $40 million due to the favourable effects of changes in foreign exchange rates, a gain on the sale of assets of $23 million, a gain due to a market value adjustment of $14 million on an interest rate swap and special charges of $38 million for restructuring. The net loss in the third quarter of 2008 of $3,413 million included an increase in the valuation allowance against deferred tax assets of $2,069 million, a write-down of goodwill of $1,142 million, special charges of $50 million for restructurings, a gain of $6 million on the sale of assets, a loss of $7 million due to changes in foreign exchange rates, $2 million from mark-to-market gains on interest rate swaps, a $9 million of M&A related costs, a gain on the sale of an investment of $7 million and an $11 million loss on a money market investment.

Cash

Cash balance at the end of the fourth quarter of 2008 was $2.40 billion, up from $2.30 billion at the end of the third quarter of 2008. The increase in cash was primarily driven by a cash outflow from operating activities of $89 million, reclassification of $286 million of investments to cash related to receipts from the Reserve Primary Fund (the Fund), and cash used in financing activities of $16 million and a negative impact from foreign exchange of $86 million. The cash outflow from operating activities of $89 million included a net loss of $2,135 million, an outflow from changes in operating assets and liabilities of $318 million, offset by non-cash additions including $940 million related to valuation allowances against deferred income taxes and $83 million of amortization and depreciation. The cash used in investing activities includes the re-classified $286 million of investments to cash and cash equivalents, as mentioned above.

As of December 31, 2008, the Company had received $286 million of its $362 million investment in the Fund. In the third quarter of 2008, an impairment of $11 million was booked to reflect the decline in the Fund’s net asset value and the remaining $65 million remains classified as a short-term investment. Subsequent to quarter end, the Company received a cash payment of $24 million, reducing the remaining short-term investment to $41 million.

Full Year 2008 Results

For 2008, revenues were $10.42 billion compared to $10.95 billion for 2007. Nortel reported a net loss for 2008 of $5,799 million, or $11.64 per common share on a basic and diluted basis, compared to net loss of $957 million, or $1.98 per common share on a diluted basis, for the year 2007.

Net loss for 2008 included the amortization of intangibles of $46 million, special charges of $302 million, a gain on sale of business and assets of $11 million, a litigation settlement expense of $11 million, a currency exchange loss of $38 million, a gain related to an interest rate swap of $2 million, M&A related costs of $9 million, a gain on a sale of an investment of $7 million, an investment impairment of $18 million, a deferred tax asset adjustment of $3,020 million, a goodwill write-down of $2,379 million, and tax recovery of the preceding items of $56 million.

Net loss for 2007 included the amortization of intangibles of $50 million, special charges of $210 million, a gain on sale of business and assets of $31 million, a gain of $54 million related to a mark-to-market value adjustment of the equity portion of the class action litigation settlement, a charge of $35 million related to the settlement of the SEC investigation, a litigation settlement gain of $3 million, a currency exchange gain of $176 million, a gain related to an interest rate swap of $15 million, a deferred tax asset adjustment of $1,064 million, and tax recovery of the preceding items of $14 million.

Guidance

Due to limited industry visibility, continued global economic uncertainty and work taking place on a comprehensive restructuring plan under Nortel’s creditor protection filings, the Company will not be providing guidance. Also, as previously reported, Nortel will not be hosting a teleconference/audio webcast to discuss fourth quarter 2008 results.

(a) Management Operating Margin is a non-GAAP measure defined as Gross Profit less SG&A and R&D expenses. Management Operating Margin percentage is a non-GAAP measure defined as Management Operating Margin divided by Revenue. Nortel’s management believes that these measures are meaningful measurements of operating performance and provides greater transparency to investors with respect to Nortel’s performance and supplemental information used by management in its financial and operational decision making. These non-GAAP measures may also facilitate comparisons to Nortel’s historical performance and competitors’ operating results. These non-GAAP measures should be considered in addition to, but not as a substitute for, the information contained in Nortel’s financial statements prepared in accordance with GAAP. These measures may not be synonymous to similar measurement terms used by other companies. No reconciliation of the projected non-GAAP management operating margin measure is provided to the comparable projected GAAP measure because Nortel does not predict special items that might occur in the future, and Nortel’s forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures. Thus, such a reconciliation is not available without unreasonable efforts.

(b) Adjusted Net Earnings/(Loss) is defined as Net Earnings (Loss) adjusted for certain significant items. For the fourth quarter of 2008, significant items were amortization of intangibles of $12 million, special charges of $97 million, a gain on sale of business and assets of $1 million, a currency exchange loss of $46 million, a gain related to an interest rate swap of $1 million, a deferred tax asset adjustment of $951 million, a goodwill write-down of $1,237 million and tax recovery of the preceding items of $27 million. For the fourth quarter of 2007, significant items were amortization of intangibles $13 million, special charges of $38 million, a gain on sale of business and assets of $23 million, a currency exchange gain of $40 million, a gain related to an interest rate swap of $14 million, a deferred tax asset adjustment of $1,064 million, and tax recovery of the preceding items of $6 million. For the third quarter of 2008, significant items were amortization of intangibles of $11 million, special charges of $50 million, a gain on sale of business and assets of $6 million, a currency exchange loss of $7 million, a gain related to an interest rate swap of $2 million, M&A related costs of $9 million, a gain on a sale of an investment of $7 million, an investment impairment related to a money market fund of $10 million, a deferred tax asset adjustment of $2,069 million, a goodwill write-down of $1,142 million, and tax recovery of the preceding items of $20 million. Adjusted—EPS is defined as Adjusted Net Earnings/(Loss) divided by the diluted weighted average number of shares outstanding for the applicable period.

About Nortel

Nortel is a recognized leader in delivering communications capabilities that make the promise of Business Made Simple a reality for our customers. Our next generation technologies, for both service provider and enterprise networks, support multimedia and business critical applications. Nortel’s technologies are designed to help eliminate today’s barriers to efficiency, speed and performance by simplifying networks and connecting people to the information they need, when they need it. Nortel does business in more than 150 countries around the world. For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.

Certain statements in this press release may contain words such as “could”, “expects”, “may”, “should”, “will”, “anticipates”, “believes”, “intends”, “estimates”, “targets”, “envisions”, “seeks” and other similar language and are considered forward-looking statements or information under applicable securities laws. These statements are based on Nortel’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which Nortel operates. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. Further, actual results or events could differ materially from those contemplated in forward-looking statements as a result of the following (i) risks and uncertainties relating to Nortel’s Creditor Protection Proceedings including: (a) risks associated with Nortel’s ability to: stabilize the business to maximize the chances of preserving all or a portion of the enterprise; develop, obtain required approvals for, and implement a comprehensive restructuring plan, and narrow Nortel’s strategic focus in an effective and timely manner; resolve ongoing issues with creditors and other third parties whose interests may differ from Nortel’s; successfully implement a comprehensive restructuring plan; generate cash from operations and maintain adequate cash on hand; operate within the restrictions and limitations of the current EDC Support Facility or put in place a longer term solution; if necessary, arrange for sufficient debtor-in-possession or other financing; continue to maintain cash management arrangements and obtain any further approvals from the Canadian Monitor, the U.K. Administrators, the U.S. Creditors’ Committee, or other third parties, as necessary to continue such arrangements; raise capital to satisfy claims, including Nortel’s ability to sell assets to satisfy claims against us; obtain sufficient exit financing to support a comprehensive restructuring plan; maintain R&D investments; realize full or fair value for any assets or business that may be divested as part of a comprehensive restructuring plan; utilize net operating loss carryforwards and certain other tax attributes in the future; avoid the substantial consolidation of NNI’s assets and liabilities with those of one or more other U.S. Debtors; attract and retain customers or avoid reduction in, or delay or suspension of, customer orders as a result of the uncertainty caused by the Creditor Protection Proceedings; maintain market share, as competitors move to capitalize on customer concerns; operate Nortel’s business effectively in consultation with the Canadian Monitor, and work effectively with the U.K. Administrators in their administration of the business of the EMEA Debtors; actively and adequately communicate on and respond to events, media and rumors associated with the Creditor Protection Proceedings that could adversely affect Nortel’s relationships with customers, suppliers, partners and employees; retain and incentivize key employees and attract new employees; retain, or if necessary, replace major suppliers on acceptable terms and avoid disruptions in Nortel’s supply chain; maintain current relationships with reseller partners, joint venture partners and strategic alliance partners; obtain court orders or approvals with respect to motions filed from time to time; resolve claims made against Nortel in connection with the Creditor Protection Proceedings for amounts not exceeding Nortel’s recorded liabilities subject to compromise; prevent third parties from obtaining court orders or approvals that are contrary to Nortel’s interests; reject, repudiate or terminate contracts; and (b) risks and uncertainties associated with: limitations on actions against any Debtor during the Creditor Protection Proceedings; the values, if any, that will be prescribed pursuant to any comprehensive restructuring plan to outstanding Nortel securities; the delisting of NNC common shares from the NYSE; and the potential delisting of NNC common shares and NNL preferred shares from the TSX; and (ii) risks and uncertainties relating to Nortel’s business including: the sustained and expanding economic downturn and extraordinarily volatile market conditions and resulting negative impact on Nortel’s business, results of operations and financial position and its ability to accurately forecast its results and cash position; cautious capital spending by customers as a result of factors including current economic uncertainties; fluctuations in foreign currency exchange rates; any requirement to make larger contributions to defined benefit plans in the future; a high level of debt, arduous or restrictive terms and conditions related to accessing certain sources of funding; the sufficiency of workforce and cost reduction initiatives; any negative developments associated with Nortel’s suppliers and contract manufacturers including Nortel’s reliance on certain suppliers for key optical networking solutions components and on one supplier for most of its manufacturing and design functions; potential penalties, damages or cancelled customer contracts from failure to meet contractual obligations including delivery and installation deadlines and any defects or errors in Nortel’s current or planned products; significant competition, competitive pricing practices, industry consolidation, rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles, and other trends and industry characteristics affecting the telecommunications industry; any material, adverse affects on Nortel’s performance if its expectations regarding market demand for particular products prove to be wrong; potential higher operational and financial risks associated with Nortel’s international operations; a failure to protect Nortel’s intellectual property rights; any adverse legal judgments, fines, penalties or settlements related to any significant pending or future litigation actions; failure to maintain integrity of Nortel’s information systems; changes in regulation of the Internet or other regulatory changes; Nortel’s potential inability to maintain an effective risk management strategy.

For additional information with respect to certain of these and other factors, see Nortel’s Annual Report on Form 10-K for the year ended December 31, 2008 and other securities filings with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

*Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks.

Note that Nortel will not be hosting a teleconference/audio webcast to discuss fourth quarter 2008 results.

NORTEL NETWORKS CORPORATION

Condensed Consolidated Statements of Operations

(U.S. GAAP; Millions of U.S. dollars, except per share amounts)

	Three months ended			Twelve months ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Revenues:
Products	$2,424	$2,006	$2,861	$9,189	$9,654
Services	298	313	337	1,232	1,294

	2,722	2,319	3,198	10,421	10,948

Cost of revenues
Products	1,461	1,243	1,626	5,483	5,650
Services	160	168	175	653	684

	1,621	1,411	1,801	6,136	6,334

Gross profit	1,101	908	1,397	4,285	4,614
	40.4%	39.2%	43.7%	41.1%	42.1%
Selling, general and administrative expense	467	514	678	2,153	2,490
Research and development expense	335	377	475	1,573	1,723

Management operating margin	299	17	244	559	401
	11.0%	0.7%	7.6%	5.4%	3.7%
Amortization of intangible assets	12	11	13	46	50
Special charges	97	50	38	302	210
Loss (gain) on sale of businesses and assets	(1)	(6)	(23)	(11)	(31)
Shareholder litigation settlement recovery	—	—	—	—	(54)
Regulatory investigation expense	—	—	—	—	35
Goodwill impairment	1,237	1,142	—	2,379	—
Other operating expense (income)—net	11	8	(6)	25	(35)

Total operating expenses	2,158	2,096	1,175	6,467	4,388

Operating earnings (loss)	(1,057)	(1,188)	222	(2,182)	226
Other income (expense)—net	(43)	(21)	48	(62)	204
Interest and dividend income	15	27	45	110	221
Interest expense
Long-term debt	(83)	(78)	(74)	(308)	(352)
Other	(2)	(3)	(6)	(14)	(29)

Earnings (loss) from operations before income taxes, minority interests and equity in net earnings of associated companies	(1,170)	(1,263)	235	(2,456)	270
Income tax expense	(967)	(2,129)	(1,040)	(3,193)	(1,114)

	(2,137)	(3,392)	(805)	(5,649)	(844)
Minority interests—net of tax	2	(21)	(39)	(152)	(115)
Equity in net earnings of associated companies—net of tax	—	—	—	2	2

Net earnings (loss)	$(2,135)	$(3,413)	$(844)	$(5,799)	$(957)

Average shares outstanding (millions)—Basic	499	499	498	498	483
Average shares outstanding (millions)—Diluted	499	499	498	498	483

Basic and diluted earnings (loss) per common share	($4.28)	($6.85)	($1.70)	($11.64)	($1.98)

NORTEL NETWORKS CORPORATION

Condensed Consolidated Balance Sheets

(U.S. GAAP; Millions of U.S. dollars, except per share amounts)

	December 31, 2008	September 30, 2008	December 31, 2007
ASSETS
Current assets
Cash and cash equivalents	$2,397	$2,304	$3,532
Short-term investments	65	346	—
Restricted cash and cash equivalents	36	52	76
Accounts receivable—net	2,154	1,951	2,583
Inventories—net	1,477	1,722	2,002
Deferred income taxes—net	44	290	487
Other current assets	455	462	467

Total current assets	6,628	7,127	9,147

Investments	127	163	194
Plant and equipment—net	1,272	1,406	1,532
Goodwill	181	1,411	2,559
Intangible assets—net	143	167	213
Deferred income taxes—net	12	829	2,868
Other assets	474	506	555

Total assets	$8,837	$11,609	$17,068

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Trade and other accounts payable	$1,001	$1,056	$1,187
Payroll and benefit-related liabilities	454	541	690
Contractual liabilities	213	214	272
Restructuring liabilities	146	117	100
Other accrued liabilities	2,674	2,869	3,825
Long-term debt due within one year	19	20	698

Total current liabilities	4,507	4,817	6,772

Long-term debt	4,501	4,465	3,816
Deferred income taxes—net	11	15	17
Other liabilities	2,947	2,496	2,875

Total liabilities	11,966	11,793	13,480

Minority interests in subsidiary companies	822	883	830

SHAREHOLDERS’ EQUITY (DEFICIT)
Common shares, without par value—Authorized shares: unlimited;
Issued and outstanding shares: 497,893,086 as of December 31, 2008, 497,456,640 as of September 30, 2008 and 437,423,006 as of December 31, 2007	35,593	35,581	34,028
Additional paid-in capital	3,547	3,538	5,025
Accumulated deficit	(42,362)	(40,229)	(36,532)
Accumulated other comprehensive income	(729)	43	237

Total shareholders’ equity (deficit)	(3,951)	(1,067)	2,758

Total liabilities and shareholders’ equity (deficit)	$8,837	$11,609	$17,068

NORTEL NETWORKS CORPORATION

Condensed Consolidated Statements of Cash Flows

(U.S. GAAP; Millions of U.S. dollars)

	Three months ended			Twelve months ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Cash flows from (used in) operating activities
Net earnings (loss)	$(2,135)	$(3,413)	$(844)	$(5,799)	$(957)
Adjustments to reconcile net earnings (loss) to net cash from (used in) operating activities, net of effects from acquisitions and divestitures of businesses:
Amortization and depreciation	83	86	97	337	328
Goodwill impairment	1,237	1,142	—	2,379	(54)
Non-cash portion of shareholder litigation settlement recovery	—	—	—	—	—
Non-cash portion of special charges	5	2	10	18	13
Equity in net earnings of associated companies—net of tax	(1)	—	—	(3)	(2)
Share-based compensation expense	20	22	19	84	105
Deferred income taxes	940	2,066	1,027	3,053	1,019
Pension and other accruals	44	25	77	129	277
Loss (gain) on sales or write downs of investments, businesses and assets—net	(11)	4	(23)	(1)	(26)
Minority interests—net of tax	(2)	21	39	152	115
Other—net	49	(23)	(20)	(7)	(205)
Change in operating assets and liabilities, excluding Global Class Action Settlement—net	(318)	(76)	35	(909)	(1,016)

Net cash used in operating activities	(89)	(144)	417	(567)	(403)

Cash flows from (used in) investing activities
Expenditures for plant and equipment	(30)	(42)	(95)	(159)	(235)
Proceeds on disposals of plant and equipment	—	—	1	—	90
Change in restricted cash and cash equivalents	16	14	(12)	39	563
Increase in short-term and long-term investments	—	(362)	—	(362)	—
Decrease in short-term and long-term investments	286	—	—	286	—
Acquisitions of investments and businesses—net of cash acquired	(3)	(78)	(4)	(113)	(85)
Proceeds from sales of investments and businesses and assets—net	15	(42)	104	(1)	75

Net cash from (used in) investing activities	284	(510)	(6)	(310)	408

Cash flows from (used in) financing activities
Dividends paid by subsidiaries to minority interests	(5)	(9)	(17)	(35)	(52)
Capital repayment to minority owners	(36)	—	—	(36)	—
Increase in notes payable	61	38	29	177	76
Decrease in notes payable	(31)	(37)	(29)	(138)	(81)
Proceeds from issuance of long-term debt	—	—	—	668	1,150
Repayments of long-term debt	—	—	—	(675)	(1,125)
Debt issuance costs	—	—	—	(13)	(23)
Decrease in capital leases payable	(5)	—	(6)	(22)	(24)
Repayments of capital leases payable	—	(6)	—	—	—
Issuance of common shares	—	—	—	—	10

Net cash from (used in) financing activities	(16)	(14)	(23)	(74)	(69)

Effect of foreign exchange rate changes on cash and cash equivalents	(86)	(99)	16	(184)	104

Net increase (decrease) in cash and cash equivalents	93	(767)	404	(1,135)	40
Cash and cash equivalents at beginning of period	2,304	3,071	3,128	3,532	3,492

Cash and cash equivalents at end of period	$2,397	$2,304	$3,532	$2,397	$3,532

NORTEL NETWORKS CORPORATION

Consolidated Financial Information

(U.S. GAAP; Millions of U.S. dollars)

Segmented revenues

The following table summarizes our revenue and management operating margin by segment for:

	Three months ended			Twelve months ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Revenues
Carrier Networks	$1,234	$822	$1,346	$4,312	$4,493
Enterprise Solutions	535	616	762	2,402	2,620
Global Services	530	507	605	2,089	2,087
Metro Ethernet Networks	371	317	429	1,393	1,525

Total reportable segments	2,670	2,262	3,142	10,196	10,725
Other	52	57	56	225	223

Total revenues	$2,722	$2,319	$3,198	$10,421	$10,948

Management Operating Margin
Carrier Networks	344	80	342	867	840
Enterprise Solutions	(25)	(5)	(1)	(75)	(8)
Global Services	89	59	130	303	385
Metro Ethernet Networks	(27)	(18)	(11)	(53)	(19)

Total reportable segments	381	116	460	1,042	1,198
Other	(82)	(99)	(216)	(483)	(797)

Total Management Operating Margin	299	17	244	559	401
Amortization of intangible assets	12	11	13	46	50
Special charges	97	50	38	302	210
Loss (gain) on sales of businesses and assets	(1)	(6)	(23)	(11)	(31)
Shareholder litigation settlement recovery	—	—	—	—	(54)
Regulatory investigation expense	—	—	—	—	35
Goodwill impairment	1,237	1,142	—	2,379	—
Other operating expense (income)—net	11	8	(6)	25	(35)

Total operating earnings (loss)	(1,057)	(1,188)	222	(2,182)	226
Other income (expense)—net	(43)	(21)	48	(62)	204
Interest and dividend income	15	27	45	110	221
Interest expense	(85)	(81)	(80)	(322)	(381)
Income tax expense	(967)	(2,129)	(1,040)	(3,193)	(1,114)
Minority interests—net of tax	2	(21)	(39)	(152)	(115)
Equity in net earnings of associated companies—net of tax	—	—	—	2	2

Net earnings (loss)	$(2,135)	$(3,413)	$(844)	$(5,799)	$(957)

Geographic revenues
The following table summarizes our geographic revenues based on the location of the customer for:

	Three months ended			Twelve months ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Revenues
United States	$1,362	$945	$1,428	$4,427	$4,974
EMEA (a)	621	576	819	2,422	2,740
Canada	187	140	267	693	822
Asia	424	505	513	2,300	1,768
CALA (b)	128	153	171	579	644

Total revenues	$2,722	$2,319	$3,198	$10,421	$10,948

(a) Europe, Middle East and Africa
(b) Caribbean and Latin America

Network Solutions revenues
The following table summarizes our revenues by category of network solutions for each of our reportable segments for:

	Three months ended			Twelve months ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Revenues
Carrier Networks
CDMA solutions	$766	$423	$771	$2,190	$2,425
GSM and UMTS solutions	297	297	359	1,578	1,373
Circuit and packet voice solutions	171	102	216	544	695

	1,234	822	1,346	4,312	4,493
Enterprise Solutions
Circuit and packet voice solutions	347	422	529	1,640	1,723
Data networking and security solutions	188	194	233	762	897

	535	616	762	2,402	2,620
Global Services	530	507	605	2,089	2,087
Metro Ethernet Networks
Optical networking solutions	303	255	332	1,105	1,185
Data networking and security solutions	68	62	97	288	340

	371	317	429	1,393	1,525
Other	52	57	56	225	223

Total revenues	$2,722	$2,319	$3,198	$10,421	$10,948